As filed with the Securities and Exchange Commission on September 9, 2009.

Registration No. 333-161788

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

BARRICK GOLD CORPORATION

(Exact name of Registrant as specified in its charter)

Ontario (Province or other jurisdiction of incorporation or organization)	1040 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Brookfield Place, TD Canada Trust Tower, Suite 3700

161 Bay Street, P.O. Box 212

Toronto, Ontario Canada M5J 2S1

(800) 720-7415

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System 111 Eighth Avenue, New York, NY 10011 (212) 894-8700 (Name, address and telephone number of agent for service in the United States)

Copies to:

Christopher J. Cummings Shearman & Sterling LLP Commerce Court West 199 Bay Street, Suite 4405 Toronto, Ontario, Canada M5L 1E8 (416) 360-8484	Kevin Thomson Davies Ward Phillips & Vineberg LLP P.O. Box 63, 44th Floor 1 First Canadian Place Toronto, Ontario, Canada M5X 1B1 (416) 863-0900	Christopher W. Morgan Riccardo A. Leofanti Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750 P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Douglas R. Marshall Osler, Hoskin & Harcourt LLP P.O. Box 50, Suite 6100 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 (416) 362-2111

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☒	At some future date (check the appropriate box below):
1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Shares			US$4,025,000,000	US$224,595(2)
(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	US$192,510 paid on initial filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

EXPLANATORY NOTE

The purpose of this filing is to increase the amount of securities registered on this Form F-10.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Under the Business Corporations Act (Ontario) (the “OBCA”), Barrick Gold Corporation (“Barrick” or the “Registrant”) may indemnify a director or officer of Barrick, a former director or officer of Barrick or another individual who acts or acted at Barrick’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Barrick or the other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of Barrick or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Barrick’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. Further, Barrick may, with court approval, indemnify an individual described above in respect of an action by or on behalf of Barrick or another entity to obtain a judgment in its favor, to which the individual is made a party by reason of the individual’s association with Barrick or such other entity described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils condition (i) above. An individual referred to above is entitled to indemnification from Barrick as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfils conditions (i) and (ii) above. Barrick has entered into a Memorandum of Agreement with each Barrick director and officer under which Barrick has agreed to indemnify and hold harmless the individual in substantially the same circumstances as outlined in this paragraph.

In accordance with the provisions of the OBCA described above, the by-laws of Barrick provide that, subject to the relevant provisions of the OBCA, Barrick shall indemnify a director or officer of Barrick, a former director or officer of Barrick, or another individual who acts or acted at Barrick’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Barrick or such other entity if the individual acted honestly and in good faith with a view to the best interests of Barrick or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Barrick’s request.

Barrick also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Exhibits

The exhibits to this Registration Statement on Form F-10 are listed in the Exhibit Index, which appears elsewhere herein.

II-1

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

At the time of filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on September 9, 2009.

BARRICK GOLD CORPORATION

By:	/s/ Sybil E. Veenman
Name:	Sybil E. Veenman
Title:	Senior Vice President, Assistant
General Counsel and Secretary

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Aaron W. Regent	President, Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2009

* Jamie C. Sokalsky	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 9, 2009

* Richard Ball	Senior Vice President and Controller (Principal Accounting Officer)	September 9, 2009

* Peter Munk	Chairman and Director	September 9, 2009

* C. William D. Birchall	Vice Chairman and Director	September 9, 2009

* Howard L. Beck	Director	September 9, 2009

* Donald J. Carty	Director	September 9, 2009

* Gustavo A. Cisneros	Director	September 9, 2009

* Marshall A. Cohen	Director	September 9, 2009

* Peter A. Crossgrove	Director	September 9, 2009

* Robert M. Franklin	Director	September 9, 2009

* Peter C. Godsoe	Director	September 9, 2009

* J. Brett Harvey	Director	September 9, 2009

* The Right Honourable Brian Mulroney	Director	September 9, 2009

* Anthony Munk	Director	September 9, 2009

* Steven J. Shapiro	Director	September 9, 2009

Gregory C. Wilkins	Director

*By:	/s/ Sybil E. Veenman
Sybil E. Veenman Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1 to the registration statement, solely in its capacity as the duly authorized representative of Barrick Gold Corporation in the United States, in the City of Toronto, Province of Ontario, Canada, on September 9, 2009.

BARRICK GOLDSTRIKE MINES INC.

By:	/s/ Sybil E. Veenman
Name: Sybil E. Veenman
Title: Secretary

EXHIBIT INDEX

Exhibit	Description

3.1**	Underwriting Agreement between Barrick and the underwriters named therein.

4.1	The annual information form of Barrick dated March 30, 2009 for the year ended December 31, 2008 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 40-F, (Commission File No. 1-9059) filed with the Commission on March 30, 2009 (the “Form 40-F”)).

4.2	The annual audited consolidated financial statements of Barrick for the year ended December 31, 2008, including consolidated balance sheets as at December 31, 2008 and December 31, 2007 and the consolidated statements of income, cash flows, shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2008 and related notes, together with the auditors’ report thereon (incorporated by reference to Exhibit 99.3 to the Form 40-F).

4.3	The management’s discussion and analysis of Barrick for the year ended December 31, 2008 (incorporated by reference to Exhibit 99.4 to the Form 40-F).

4.4	The management information circular of Barrick dated March 17, 2009, in connection with the annual meeting of Barrick’s shareholders held on April 29, 2009 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 1-9059), furnished to the Commission on March 25, 2009).

4.5	The interim unaudited consolidated financial statements of Barrick for the three and six months ended June 30, 2009, including consolidated balance sheets as at June 30, 2009 and December 31, 2008 and consolidated statements of income, cash flow, equity and comprehensive income for the three and six months ended June 30, 2009 and June 30, 2008 and related notes (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 1-9059), furnished to the Commission on July 31, 2009).

4.6	The management’s discussion and analysis of Barrick for the three and six months ended June 30, 2009 (incorporated by reference to Exhibit 99.1 to Barrick’s Form 6-K (Commission File No. 1-9059), furnished to the Commission on July 31, 2009).

4.7***	The material change report of Barrick dated March 19, 2009 regarding its entering into an underwriting agreement with certain underwriters for the issuance by Barrick of US$750 million in aggregate principal amount of 6.950% notes due 2019.

5.1***	Consent of PricewaterhouseCoopers LLP.

5.2***	Consent of Davies Ward Phillips & Vineberg LLP.

6.1***	Powers of Attorney.

*	Filed herewith
**	To be filed by amendment
***	Previously filed